NEWS FOR IMMEDIATE RELEASE: MAY 23, 2007

MESA LABS REPORTS RECORD QUARTERLY AND YEAR END SALES AND EARNINGS

LAKEWOOD, CO - Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported record financial results for the quarter and year ended March 31, 2007.

Net sales for the fiscal year ended March 31, 2007 increased 49 percent to a record $17,242,000 compared to $11,583,000 in the same period last year. Net income for the year increased 41 percent to a record $3,958,000 or $1.22 per diluted share compared to $2,805,000 or $.92 per diluted share one year ago.

For the fourth quarter of fiscal 2007, net sales were up 54 percent to a record $5,286,000 compared to $3,441,000 in the same quarter last year. Net income for the quarter increased 74 percent to a record $1,438,000 or $.44 per diluted share compared to $827,000 or $.27 per diluted share one year ago.

“The fourth quarter is usually Mesa’s strongest, but this year it was exceptional,” said John Sullivan, President and Chief Operating Officer. “Record sales and profits for the quarter capped off an excellent year for our business. Our DataTrace business was exceptionally strong this quarter, posting a 67 percent sales growth over a somewhat weak third quarter. Of course the Raven business contributed a large portion of Mesa’s 54 percent year-over-year sales growth for the quarter. With exceptional sales growth this quarter and tight expense control, we were able to post especially strong earnings growth.”

“On an annual basis, all three of our core product lines contributed to the 49 percent sales growth we posted this fiscal year,” continued John Sullivan. “Our Medical product line turned in a stellar year, posting 20 percent sales growth, driven by our new 90XL meter for dialysis technicians and by exceptional sales of the pHoenix, our routine quality control meter. For DataTrace, weak international sales this fiscal year were offset by double-digit growth in the U.S. market, reflecting the success of our direct sales strategy. Steps are being taken to bolster our international distribution network for DataTrace, using Raven’s extensive distributor network, so we expect to see a turnaround in these markets next year. The Raven business performed very well for the year, coming in well ahead of the projections we made back in May, 2006, at the time of the acquisition. Annualized fiscal 2007 sales for this business ran at a 16 percent higher rate than sales for their last full fiscal year, and contributed heavily to Mesa’s record sales and profits for fiscal 2007.”

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Both net sales and income were accelerated over the last 11 months of the fiscal year due to the acquisition of Raven Biological Laboratories, Inc., which was completed May 4, 2006. While Raven’s biological indicator products added incremental sales during the quarter and year, sales of Mesa’s existing products also contributed to the gain, growing 17 percent and 10 percent during the quarter and year, respectively, when compared to the same periods last year.

During fiscal 2007, sales of the Company’s medical products and services increased 20 percent for the fiscal year and 38 percent during the fourth quarter compared to prior year periods. The increase was due to higher sales of the Company’s meter products and services.

During fiscal 2007, sales of DataTrace data logger products increased compared to the prior year. For the year, DataTrace sales increased three percent, while the quarterly sales were up less than one percent compared to the same periods last year. For the past two fiscal years, we have been in a transition to a direct sales force for our DataTrace products, and this improved sales coverage resulted in 12 percent growth in the U.S. market, offsetting weakness internationally.

During fiscal 2007, sales of the Nusonics line of ultrasonic fluid measurement systems decreased by 14 percent, ending three consecutive years of annual increases for these products. Nusonics products contribute less than five percent of the Company’s total sales.

Profitability for fiscal 2007 was up compared to the prior fiscal year due chiefly to the increase in revenues in our existing product lines along with the addition of the new Raven products. As a percent of sales, net income increased 41 percent, somewhat lower than the 49 percent sales increase, due to amortization costs associated with the Raven acquisition along with new costs incurred for option compensation expense. We also benefited during the fourth quarter from adjustment of our tax rate to account for certain tax benefits associated with the increase of our intangible assets and other permanent tax differences. During the upcoming fiscal 2008 period, we expect to incur additional administrative costs as we begin to implement Section 404 of the Sarbanes-Oxley Act.

Going into fiscal 2008 the Company expects to continue to focus additional resources on its sales and marketing efforts. This plan calls for expansion of the Company’s direct sales team, expansion of the international distribution network and increased marketing activity. The Company will also continue to pursue additional growth opportunities via acquisition of other companies or product lines. As part of our acquisition strategy in early May of fiscal 2007, Mesa acquired Raven Biological Laboratories, Inc. of Omaha, Nebraska. Raven, a privately held company, is a leading designer and manufacturer of biological indicators and provider of sterilization validation services. Raven’s biological indicators are utilized to provide quality control testing in various sterilization processes, including those in dental offices, hospitals, and medical device and pharmaceutical manufacturers. Raven distributes its products worldwide via direct sales and through distributors.

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Over the past fiscal year, the Company repurchased 26,014 shares of our common stock, which was down from the 150,250 shares of our common stock that were repurchased in the prior fiscal year. This program is expected to be continued in the new fiscal year depending on market conditions. The cost of the stock repurchase program in fiscal 2007 was approximately $480,000. In addition, the Company paid approximately $1,271,000 of total dividends during the fiscal year, of which approximately $318,000 was paid out in a special dividend during December, 2006.

During the current quarter and year, the Company incurred significant non-cash expenses that negatively affected our reported net earnings. These expenses included an expense for employee stock options of approximately $47,000 and $216,000 for the quarter and fiscal year ended March 31, 2007, respectively, which are now accounted for under newly adopted SFAS 123(R). This expense impacted our reported EPS by $.01 and $.04 per share after taxes are considered for the quarter and annual periods.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results could differ materially from those in any such forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2006 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)

	Quarter Ended March 31		Twelve Months Ended March 31
	2007	2006	2007	2006
Net Sales	$5,286,000	$3,441,000	$17,242,000	$11,583,000
Cost of Goods	1,920,000	1,199,000	6,347,000	4,146,000
Gross Profit	3,366,000	2,242,000	10,895,000	7,437,000
Operating Expense	1,561,000	1,014,000	5,236,000	3,327,000
Operating Income	1,805,000	1,228,000	5,659,000	4,110,000
Other (Income) & Expense	(25,000)	(56,000)	(130,000)	(193,000)
Earnings Before Taxes	1,830,000	1,284,000	5,789,000	4,303,000
Income Taxes	392,000	457,000	1,831,000	1,498,000

Net Income	$1,438,000	$827,000	$3,958,000	$2,805,000

Earnings Per Share (Basic)	$.45	$.28	$1.25	$.94

Earnings per Share (Diluted)	$.44	$.27	$1.22	$.92

Average Shares (Basic)	3,179,000	2,950,000	3,156,000	2,989,000

Average Shares (Diluted)	3,279,000	3,027,000	3,234,000	3,053,000

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BALANCE SHEETS (Unaudited)

	March 31	March 31
	2007	2006
Cash and Short-term
Investments	$3,346,000	$5,711,000
Other Current Assets	7,496,000	5,244,000
Total Current Assets	10,842,000	10,955,000
Property and Equipment	3,521,000	1,287,000
Other Assets	7,991,000	4,208,000

Total Assets	$22,354,000	$16,450,000

Liabilities	$1,631,000	$1,531,000
Stockholders’ Equity	20,723,000	14,919,000

Total Liabilities and Equity	$22,354,000	$16,450,000

CONTACTS:

John J. Sullivan, President-COO
Luke R. Schmieder; Chairman-CEO
Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000

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